SUB-ITEM 77I  ACMF 04.30.2008
Terms of new or amended securities

     1) Effective 12/03/07, the Balanced Advisor Class shareholders received Investor Class shares in exchange for their Advisor Class shares. Accordingly, Advisor Class shares of Balanced will no longer be offered.

     The Advisor Class shares of Balanced were reclassified as Investor Class. As a result of this reclassification, each holder of Advisor Class shares became the owner of Investor Class shares of the same fund, having a total net asset value ("NAV") equal to the total NAV of his or her Advisor Class holdings in the fund on the date of the reclassification.

     2) Effective 12/03/07, the Growth C Class shareholders received Advisor Class shares in exchange for their C Class shares. Accordingly, C Class shares of Growth will no longer be offered.

     The C Class shares of Growth were reclassified as Advisor Class. As a result of this reclassification, each holder of C Class shares became the owner of Advisor Class shares of the same fund, having a total net asset value ("NAV") equal to the total NAV of his or her C Class holdings in the fund on the date of the reclassification. The net asset value of a shareholder's investment in the fund will not change as a result of the reclassification. Advisor Class shares are subject to a 0.25% 12b-1 fee. It is anticipated that there will not be any tax consequences as a result of the reclassification.

     3) Effective 12/03/07, the Vista C Class shareholders received Advisor Class shares in exchange for their C Class shares. Accordingly, C Class shares of Vista will no longer be offered.

     The C Class shares of Vista were reclassified as Advisor Class. As a result of this reclassification, each holder of C Class shares became the owner of Advisor Class shares of the same fund, having a total net asset value ("NAV") equal to the total NAV of his or her C Class holdings in the fund on the date of the reclassification. The net asset value of a shareholder's investment in the fund will not change as a result of the reclassification. Advisor Class shares are subject to a 0.25% 12b-1 fee. It is anticipated that there will not be any tax consequences as a result of the reclassification.

     4) Growth and Cap Value each modified the fee structure of the Advisor Class, effective 12/03/07.

     The funds approved a decrease of 25 basis points (0.25%) in the Rule 12b-1 fee charged by the Advisor Class while simultaneously approving an increase of 25 basis points in the unified management fee for the Class, resulting in no change to the total expense ratios. The decrease in the Rule 12b-1 fee and corresponding increase in the unified management fee are designed to move the fee for the provision of certain recordkeeping/administrative services from the Rule 12b-1 fee to the unified management fee. The recordkeeping/administrative services, which include the provision of recordkeeping and related services that would otherwise be performed by the Funds' transfer agent, may be performed by financial intermediaries or by the advisor or its affiliates. In circumstances in which the recordkeeping/administrative services are performed by financial intermediaries, the advisor will pay such intermediaries all or part of the recordkeeping/administrative fee for performing the services. The recordkeeping/administrative services, which will not change, do not encompass distribution-related services. This modification will make the fee structure of the Advisor Class shares more consistent with the other share classes of the American Century Funds. Any reimbursement paid to financial intermediaries for the provision of recordkeeping/administrative services will now be paid out of the unified management fee received by the Advisor and not the Rule 12b-1 fee. The 25 basis point increase in the unified management fee is not expected to have any effect on the total expense ratio of the Advisor Class shares. As previously noted, the 25 basis point increase in the unified management fee will be offset by a corresponding decrease of 25 basis points in the Rule 12b-1 fee.